Exhibit 21.1

List of Subsidiaries of

ZEROSPO

Entity Name	Place of Organization

Move Action Co., Ltd.*	Japan

Move Begins Co., Ltd.**	Japan

* 100% owned subsidiary of ZEROSPO

** 100% owned subsidiary of Move Action Co., Ltd.